Exhibit 99.2

December 15, 2020

Mrs. Virginia M. Rometty

c/o IBM Corporation

New Orchard Road

Armonk, NY 10576

Dear Ginni,

Your retirement from IBM comes with much admiration and appreciation for your 39 years of distinguished service to IBM.  This letter describes certain terms of your retirement from the Company on December 31, 2020 (“Retirement Date”).

As is the case with all retirees, any benefits payable to you in connection with your retirement will be paid or made available in accordance with the applicable terms of the employee benefit plans of the Company in which you participate.  As with all employees and retirees, the Company maintains its right to amend, modify or terminate its benefit plans and programs at any time and from time to time or to change its interpretation of such benefit plans and programs.

1.        Consulting/or Related IBM Business Services.

After your Retirement Date and for a period of three years following your retirement date, the Company may request, from time to time, that you provide services to the Company, which services must be approved in advance by the Company’s Chief Executive Officer (“Services”).  Following the initial three-year period, this consulting arrangement is subject to renewal annually thereafter with approval by the Company’s Chief Executive Officer. Any Services you provide will be as an independent contractor of the Company.

The following terms shall govern your Services:

•	The fee for such Services would be $20,000 per day for each day on which you provide four or more hours of Services and $10,000 per day for each day that you provide less than four hours of Services;
•	To help facilitate these Services, the Company will provide continued use of IBM office space and administrative assistant support;

•	The Company shall reimburse you for any reasonable actual travel and other expenses incurred in connection with providing the Services, and you may, with the prior approval of the Chief Executive Officer, travel on Company aircraft in the course of providing the Services;
•	The provision of Services by you shall not exceed 20% of the average level of services performed by you over the 36-month period immediately prior to your Retirement Date.
•	Further, it is intended by the parties that this letter shall not further delay any payment to which you are entitled under an IBM employee benefit plan or agreement.

2.        Resolution of Disputes

Any dispute, claim or controversy you have arising out of the terms set forth in this letter shall be resolved by the Chief Executive Officer.  If you disagree with the decision rendered by the Chief Executive Officer, then the Executive Committee of the Board shall make a final and binding decision with respect to such dispute, claim or controversy.

* * * * *

If you agree with the foregoing, please sign and date the enclosed copy of this letter in the space indicated below.

Sincerely,

/s/ Nickle J. LaMoreaux
Nickle J. LaMoreaux
Senior Vice President and
Chief Human Resources Officer

Accepted by and Agreed to:

/s/ Virginia M. Rometty
Virginia M. Rometty

December 15, 2020
Date

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